EXHIBIT 5.1

                    [LINDQUIST & VENNUM P.L.L.P. LETTERHEAD]

                                December 9, 2004

Viper Motorcycle Company, Inc.
5733 International Parkway
New Hope, MN 55428

         Re:      Registration Statement on Form SB-2 (Legal Opinion)

Ladies and Gentlemen:

         We have acted as counsel for Viper Motorcycle Company, Inc. (the "Company") in connection with the Company's filing of a Registration Statement on Form SB-2 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of: (a) 2,070,000 shares of common stock (the "Common Stock"), which includes 270,000 shares of Common Stock subject to an over-allotment option; (b) three-year redeemable warrants (the "Warrants") to purchase 2,070,000 shares of Common Stock, which includes Warrants to purchase 270,000 shares of Common Stock subject to an over-allotment option; and (c) 2,070,000 shares of Common Stock issuable upon exercise of the Warrants (collectively, the "Securities").

         In connection with rendering this opinion, we have reviewed the following:

         1.   The Company's Amended and Restated Articles of Incorporation;
         2.   The Company's Amended and Restated Bylaws, as amended;
         3. Certain corporate resolutions, including resolutions of the Company's Board of Directors pertaining to the issuance by the Company of the Securities covered by the Registration Statement;
         4. Form of common stock certificate filed as an exhibit to the Registration Statement; and
         5. Form of three-year redeemable warrant certificate filed as an exhibit to the Registration Statement.

            As to various matters of fact material to this opinion, we have relied upon factual representations made by the Company, certificates of officers of the Company, statements of officers of the Company made in the course of our representation of the Company, and statements and certificates of public officials. We have also assumed, among other things, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the proper execution of the Warrants and all certificates evidencing such Warrants.

            Based upon and subject to the foregoing, it is our opinion that upon the delivery and payment therefor in accordance with the terms of the Registration Statement and the underwriting agreement described in the Registration Statement:

    1. The 2,070,000 shares of Common Stock included in the Registration Statement have been duly authorized by the Company, and when issued and sold, will be validly issued, fully paid and nonassessable.

    2. The Warrants included in the Registration Statement have been duly authorized by the Company, and when issued and sold, will be validly issued, fully paid and nonassessable.

    3. The 2,070,000 shares of Common Stock issuable upon exercise of the Warrants and included in the Registration Statement have been duly authorized by the Company and when such shares of Common Stock are issued upon proper exercise of the Warrants, such shares of Common will be validly issued, fully paid and nonassessable.

         The opinion set forth herein is given as of the date specified above and is expressly limited to the matters stated. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement.

                                                     Very truly yours,

                                                     LINDQUIST & VENNUM P.L.L.P.